Exhibit 10.9Z

August 1, 2007

Richard King

Re: Amendment to offer letter

Dear Richard,

Effective August 1, 2007, your offer letter from Tercica, Inc., dated as of February 25, 2007 (the “Offer Letter”), has been amended to provide additional compensation to you as follows: Beginning August 1, 2007, you will receive a $7,000 per month reimbursement for rental housing for you and your family in the San Francisco Bay Area until the earlier of July 31, 2008 or the first month you begin making mortgage payments for a home you have purchased in the San Francisco Bay Area (i.e., in such case the rental housing reimbursement will cease and the mortgage assistance payments specified in the Offer Letter will begin).

Very truly yours,

/s/ John A. Scarlett, M.D.
John A. Scarlett, MD
President and Chief Executive Officer